January 26, 2007

UCN, Inc.
14870 Pony Express Road
Bluffdale, Utah 84065

Attention: Mr. Paul Jarman, CEO and Mr. Brian Moroney, CFO

Reference:	Amendment No. 1 to Revolving Credit and Term Loan Agreement Amendment No. 1 to Term Note Consent to Acquisition of BenchmarkPortal, Inc.

Gentlemen:

Reference is made to the Revolving Credit and Term Loan Agreement dated as of May 5, 2006 (the “Credit Agreement”) by and between ComVest Capital LLC (the “Lender”) and UCN, Inc. (the “Borrower”), and the Term Note issued pursuant thereto. All capitalized terms used herein without definition have the respective meanings ascribed to them in the Credit Agreement.

The Borrower has requested certain amendments and modifications to the Credit Agreement and the Term Note, and the Lender’s consent to a proposed business acquisition by the Borrower, as more particularly described herein. The Lender is willing to make such modifications and grant such consent, on the terms and conditions set forth herein.

A.     Amendments to Credit Agreement

1.     A new defined term “Minimum Cash and Availability” shall be inserted into Article I of the Credit Agreement in appropriate alphabetic sequence as follows:

“Minimum Cash and Availability” shall mean, at any date, the sum of the Borrower’s cash on hand plus the amount of Availability at such date.”

2.     The defined term “Fixed Charge Coverage Ratio” and Section 6.10(b) of the Credit Agreement are hereby deleted in their entirety from the Credit Agreement effective for the fourth quarter of 2006 and includes all subsequent periods.

3.     Section 6.09 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Section 6.09.  Capital Expenditures. Make aggregate Capital Expenditures (whether through cash purchases, principal payments under Capitalized Leases or otherwise) in the aggregate for the Borrower and all Subsidiaries in excess of (a) $1,500,000 for the Fiscal Year ended December 31, 2006, and (b) in each Fiscal Year thereafter, the amount of $3,200,000, provided that not more than $1,300,000 of such annual amount shall be in respect of cash payments or principal payments under Capitalized Leases in respect of physical assets or software purchased from third parties and not more than $2,000,000 of such annual amount shall be in respect of capitalized research and development costs. Notwithstanding the foregoing, to the extent that new cash equity investments in the common stock of the Company are received by the Company after

December 31, 2006 and the primary stated use of such cash equity proceeds is Capital Expenditures, the maximum permitted Capital Expenditures for the Fiscal Year in which such cash equity proceeds are received by the Company shall be increased by the amount of such cash equity proceeds received by the Company in such Fiscal Year.”

4.     Section 6.10(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a) achieve EBITDA of not less than (i) $1,000,000 for the Fiscal Year ended December 31, 2006; (ii) not less than $190,000 for the fiscal quarter ending March 31, 2007; (iii) not less than $275,000 for the fiscal quarter ending June 30, 2007; (iv) not less than $650,000 for the quarter ending September 30, 2007; (v) not less than $1,000,000 for the fiscal quarter ending December 31, 2007; (vi) not less than $600,000 for each of the fiscal quarters ending March 31, 2008 and June 30, 2008; and (vii) not less than $800,000 for each fiscal quarter ending after June 30, 2008.”

5.     A new Section 6.10(b) is hereby added to the Credit Agreement as follows:

“(b) maintain Minimum Cash and Availability of not less than (i) $3,000,000 at all times from December 31, 2006 through November 29, 2007; and (ii) at all times on or after November 30, 2007, the greater of (A) $3,000,000 minus the sum of all principal payments made on the Term Loan from and after November 30, 2007, or (B) $1,000,000.”

B.     Amendment to Term Note

The Term Note is hereby amended to delete Section 1(b) thereof in its entirety and to replace such Section with a new Section 1(b) which shall read as follows:

“(b) Principal. The Principal of this Note shall be payable (i) in installments of $125,000 each due and payable on the last day of each calendar month commencing November 30, 2007 through and including March 31, 2010; and (ii) a final installment due and payable on the fourth (4th) anniversary of the date of this Note, in an amount equal to the entire remaining Principal balance of this Note.”

C.     Consent to Acquisition of BenchmarkPortal, Inc.

1.     Subject to the Borrower’s execution and delivery of this letter, the Lender hereby consents to the acquisition of BenchmarkPortal, Inc. (“BMP”) by Every Customer Has Opinions, Inc. (“ECHO”), a newly-formed wholly-owned subsidiary of the Borrower, substantially in accordance with the terms set forth in Exhibit A to this letter. The Borrower shall deliver to the Lender a copy of the executed definitive agreement for such acquisition and copies of all documents related thereto five (5) days Business Days after closing of the acquisition.

2.     In the event that the Borrower fails to merge ECHO into the Borrower (with the Borrower as the surviving corporation) or transfer all of the assets of ECHO to the Borrower, in either case within ten (10) Business Days after the consummation of the Echo acquisition, then the Borrower shall immediately cause ECHO to (a) execute and deliver to the Lender a perfection certificate in the form and containing the information called for in the form of perfection certificate attached to the Collateral Agreement, and (b) execute and deliver to the Lender a joinder agreement, in form and substance satisfactory to the Lender, whereby ECHO shall join in and agree to be bound by the Guaranty Agreement and the Collateral Agreement, and pledge all of its now-owned and hereafter-acquired assets and property as collateral security for the Obligations (as such term is defined in the Collateral Agreement); provided, however, that by its signature below, ECHO hereby agrees and confirms that such guaranty and pledge by ECHO are effective immediately (regardless of whether any further agreements in respect thereof are hereafter executed), and that the Lender may file UCC financing statements and other instruments and documents as may be necessary or appropriate to perfect the liens granted by ECHO hereunder.

3.     In the event that, any time and from time to time, there shall be past due any amounts in respect of the deferred payments described in Exhibit A to this letter (whether established by any report rendered by the Borrower, any settlement consented to by the Borrower, any accountant’s or arbitrator’s determination in accordance with the applicable dispute resolution procedures, or otherwise), the Borrower shall immediately notify the Lender of the past due amount and the date on which same became payable, and the Borrower shall, to the extent so requested by the Lender, borrow Advances under the Credit Agreement and apply such funds to the payment of the past due deferred amounts; provided, however, that nothing herein contained shall be deemed to require the Lender to make any such demand for borrowing, or to require the Lender to fund new Advances in an amount in excess of the Availability at such time.

D.     Fees Payable to the Lender

1.     In consideration for the foregoing amendments, the Borrower hereby agrees to pay to the Lender a fee in the amount of $35,000, and hereby authorizes the Lender to debit the Borrower’s revolving credit loan account for such fee upon the Borrower’s execution and delivery of this letter. Such fee is fully earned upon the Borrower’s execution and delivery hereof, and shall not be refundable in whole or in part at any time or under any circumstances.

2.     In consideration for the evaluation and grant of the foregoing consent, the Borrower hereby agrees to (a) pay to the Lender a fee in the amount of $40,000, and hereby authorizes the Lender to charge the Borrower’s revolving credit loan account for such fee upon the Borrower’s execution and delivery of this letter (and such fee is fully earned upon the Borrower’s execution and delivery hereof, and shall not be refundable in whole or in part at any time or under any circumstances, including but not limited to any failure to consummate the BMP acquisition), and (b) issue to the Lender, simultaneously with the consummation of the BMP acquisition, a warrant to acquire 55,000 shares of Common Stock of the Borrower, which warrant shall (i) have terms identical to the warrant for 330,000 shares of Common Stock previously issued by the Borrower to the Lender pursuant to the Credit Agreement, except that the initial exercise price per share under such new warrant shall be equal to the lesser of; (a) the per share price used to determine the number of shares of Common Stock issued by the Borrower in connection with the BMP acquisition, or (a) $2.90 per share, and (ii) entitle the holder(s) thereof to all of the benefits of the Registration Rights Agreement, except that the Borrower shall be required to file the registration statement in respect of the Common Stock issuable under the new warrant not later than May 15, 2007 and shall be required to have such registration statement declared effective not later than July 31, 2007. Such new warrant is hereby added to and deemed included in the definition of “Warrant” in the Credit Agreement.

3.     The Borrower shall further pay or reimburse the Lender on demand for all reasonable out-of-pocket expenses incurred by the Lender in connection with the amendments and consent described in this letter.

E.     Reaffirmation of Credit Agreement and Obligations

Except as specifically set forth herein, all terms and conditions of the Credit Agreement and the Term Note remain unmodified and in full force and effect, and the Borrower hereby reaffirms all of the Obligations outstanding on the date of the Borrower’s acceptance hereof; provided, that this letter does not effect a novation of any of such outstanding Obligations.

F.     Prior Registration Rights Agreement

Borrower and Lender are parties to the Registration Rights Agreement dated May 23, 2006 (“RRA”). Lender acknowledges that the amendment of the Credit Agreement and Term Note, issuance of additional warrants to Lender, implementation of other arrangements provided for in this letter, and/or closing of the acquisition of BMP could result in a “blackout” of the registration of the Registrable Securities (as defined in the RRA) pursuant to Section 2(c) of the RRA. The Lender agrees that any such blackout is not a breach of the Credit Agreement or any of the Loan Documents, and Lender agrees to waive the accrual of any fee under Section 2(c) of the RRA until July 1, 2007 so that if a registration is not effective for resale of the Registrable Securities on July 1, 2007, the $1,000/day fee provided for in Section 2(c) will begin to accrue on that date and not before. Lender further acknowledges that Borrower is not required to file a post-effective amendment to the registration statement covering the Registrable Securities prior to April 15, 2007, notwithstanding any other provision of the RRA.

The proposed amendments to the Credit Agreement and the Term Note and consent to the acquisition of BMP as described herein will expire and shall not be effective if this letter is not executed by the Borrower and returned to the Lender by the close of business on January 26, 2007. Such consent to the BMP acquisition shall lapse and be of no force or effect if such acquisition is not consummated on or before February 15, 2007.

Please return a signed copy via either a pdf file or via fax to 212-829-5950, to the attention of Chief Financial Officer.

ComVest Capital LLC

/s/ Larry E Lennig

Larry E. Lenig, Jr.
Senior Partner /Portfolio Manager

Agreed and Accepted
this 26th day of January, 2007

UCN, Inc.

By: /s/

Paul Jarman
Chief Executive Officer

Every Customer Has Opinions, Inc.

By: /s/

Paul Jarman President

Exhibit A

The significant terms of the purchase agreement are as follows:

▪	Transaction is structured as the merger of BenchmarkPortal, Inc. (“BMP”) with and into Every Customer Has Opinions (“ECHO”) (with ECHO as the surviving corporation), subject to and in accordance with the Agreement and Plan of Acquisition dated as of January 12, 2007.

▪	$500,000 in cash paid at the time of closing

▪	Former shareholders of BMP (“BMP Shareholders”) will keep the cash on the balance sheet as agreed to by both parties

▪	Payments aggregating to a maximum of $2 million. ECHO must achieve monthly recurring revenue from legacy customers totaling $266,000 per month, which is decreased by an annual compounded attrition rate of two percent (2%). Monthly payments are as follows:

¡	If legacy customers meet the monthly recurring revenue requirement, BMP shareholders will receive monthly payments of $55,556 for 36 months for an aggregate of $2 million.

¡	If legacy customers do not meet the required monthly recurring revenue amount, the monthly payment amount will be reduced $1 for $1 from the $55,556 monthly payment during the first two years. For every $1 missed in the third year, the monthly payment will be reduced by $.50.

¡	If legacy customers earn revenue above the monthly recurring revenue requirement, that additional revenue will be applied to any shortage from previous periods. In no event will BMP shareholders earn more than the aggregate amount that would have been paid at $55,556 per month.

¡	UCN will grant to BMP shareholders or the designated representative of the BMP shareholders a security interest in the intellectual property acquired from BMP to secure these payments, and this will be a Permitted Lien under the Credit Agreement, which may be senior to the Lien of the Lender in such assets.

▪	$4,500,000 paid in shares of UCN restricted common stock. The share price will be determined based on the average of the closing high bid and low bid prices of UCN common stock during ten (10) days consisting of the five (5) consecutive trading days prior to the press release announcing the definitive agreement and the five (5) consecutive trading days prior to closing.

▪	Aggregate earn-out equal to:

¡

15% of recurring revenue that exceeds $900,000 per quarter for 2007; 16% of recurring revenue that exceeds $900,000 per quarter for 2008; 18% of recurring revenue that exceeds $900,000 per quarter for 2009; 20% of recurring revenue that exceeds $900,000 per quarter for 2010 to an aggregate of $7,000,000, paid quarterly over sixteen (16) consecutive quarters (four years) beginning the first quarter after closing.

¡	To qualify for the earn-out, the recurring revenue must meet the aggregate amount on a year-to-date basis.

▪	Assumption of BMP liabilities as of the date of closing, excluding any related party and inter-company payables and liabilities not incurred in the ordinary course of business and any liabilities more than thirty-five (35) days past due as of the end of the month prior to closing that are not paid prior to closing.

▪	If the total value of UCN common stock paid to BMP shareholders is less than forty (40%) percent (“Maintenance Amount”) of the total consideration given to BMP shareholders under the Agreement, then the remaining payments shall be paid partly in cash and partly in UCN common stock in such amount that the total common stock paid to BMP shareholders is equal to forty percent (40%) of the total consideration given. The total number of shares of UCN common stock to be distributed as partial payment of the payments for a given quarter shall be equal to the Maintenance Amount divided by a price per share of UCN common stock equal to the average of the closing high bid and low asked prices of UCN common stock during the five consecutive trading-day period at measurement, but in no event less than $2.50 per share.

▪	UCN will sign one year employment contracts with Anita Rockewell for $130,000 per year and with Dave Machin for $110,000 per year.

▪	UCN will establish a consulting agreement with Dr. Jon Anton. Dr. Anton will support UCN’s overall marketing strategy. UCN will compensate Dr. Anton in the amount of 10,000 warrants per month for a maximum of six (6) months for such duties. The warrants will be priced at the market on the date of signing the consulting agreement.

¡	Under the aforementioned consulting agreement, UCN will retain Dr. Anton for speaking engagements for an initial fee of $8,000 per month. This fee will be reconciled against actual hours used quarterly, and UCN reserves the right to adjust the monthly retainer based on actual usage.

¡	Dr. Anton’s consulting agreement may be terminated with thirty (30) days written notice by either parties.